Exhibit 99.1

2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513
www.generaldynamics.com	News

August 3, 2011

Contact: Rob Doolittle

Tel: 703 876 3199

rdoolitt@generaldynamics.com

General Dynamics Elects James L. Jones to Board of Directors

FALLS CHURCH, Va. – The board of directors of General Dynamics (NYSE: GD) has elected James L. Jones to be a director of the corporation, effective August 3, 2011.

Jones, who is 67, served as the National Security Advisor to the President of the United States from January 2009 to November 2010. Previously, he was the United States’ special envoy for Middle East regional security.

Jones retired from the U.S. Marine Corps in 2007 after more than 40 years of service. From 1999 to 2003, he was the 32nd Commandant of the Marine Corps. After his service as commandant, Jones was Supreme Allied Commander, Europe (SACEUR), and Commander of the United States European Command (USEUCOM), positions he held until 2006.

“Jim Jones’ depth of knowledge and experience in global security issues makes him a valuable addition to the General Dynamics board,” said Jay L. Johnson, chairman and chief executive officer of General Dynamics.

Jones is currently president of Jones Group International, a global consultancy, and he serves on the boards of the Marine Corps Law Enforcement Foundation, the Center for Strategic and International Studies, the Atlantic Council of the United States, the East-West Institute, and the Bi-Partisan Policy Council.

Jones holds a Bachelor of Science degree and an Honorary Doctorate of Letters from Georgetown University. He is also a graduate from the National War College.

More information about General Dynamics is available online at www.generaldynamics.com.

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